Exhibit 10.11

October 6, 2020

Jennifer Fox

[ADDRESS]

Re:	Offer Letter for Chief Financial Officer

Dear Jennifer:

Nuvation Bio Inc. (the “Company”) is pleased to offer you the position of Chief Financial Officer on the terms set forth in this letter agreement (the “Agreement”).

You will be responsible for all the duties associated with the role of Chief Financial Officer and will report to the Chief Executive Officer with a start date of October 9, 2020 (the “Start Date”). You will work at our offices located in New York, New York. You shall devote your best efforts and full business time, skill and attention to the performance of your duties; provided, however, that you will be permitted to serve on one (1) outside board of directors, provided that such activities do not interfere with the performance of your services to the Company, are not in any way competitive with the business or proposed business of the Company, and are approved by the Board, in advance and in writing. You will also be expected to adhere to the general employment policies and practices of the Company that may be in effect from time to time, as amended in accordance with applicable law. However, when the terms of this Agreement conflict with the Company’s general employment policies or practices, this Agreement will control. The Company may change your position, duties, work location and compensation from time to time in its discretion, subject to the terms of this Agreement.

Your salary will be paid at the annual rate of $525,000, less payroll deductions and withholdings, paid in accordance with the Company’s payroll practices, as in effect from time to time. As an exempt salaried employee, you will not be entitled to overtime compensation. The Company may change compensation and benefit plans from time to time in its discretion without advance notice.

Starting in 2021, you will be eligible to receive a discretionary annual cash incentive bonus with a target of 60% of salary. Your target bonus for 2020 will be $105,000. Whether you receive a bonus, and the amount of the bonus, will be determined by the Company’s Board of Directors (the “Board”) and executive management team, based on performance and other criteria determined by the Board. The bonus is not earned

Jennifer Fox

until paid, and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date. The Company pays bonuses, if any, by no later than March 15th of the following calendar year, subject to deductions and withholdings.

You will also be eligible for a signing/retention bonus of $475,000. This bonus will be paid to you in your first payroll check from the Company and will be subject to standard deductions and withholdings. You will only earn this bonus if you remain employed by the Company for one year. In the event you resign your employment without Good Reason1 before the first anniversary of the Start Date, then you will be required to repay the entire gross amount of the bonus to the Company within thirty (30) days after your last day of employment.

You will be eligible to participate in all benefit programs currently available to all employees at your level provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. The Company has put together a rich health benefit program for you and your dependents at a minimal cost. These benefits include medical, dental, vision, life insurance, short term and long-term disability, and 401(k) retirement plan.

Subject to the Company’s Equity Incentive Plan (the “Plan”), on the Start Date, the Company will grant you an option to purchase 0.25% of the Company’s fully-diluted shares (2,035,300 shares) at fair market value as determined by the Board as of the date of grant (the “Time-Vested Option”). The Time-Vested Option will be subject to the terms and conditions of the Plan and your grant agreement, will have a ten-year term and will be an incentive stock option for purposes of Section 422 of the Internal Revenue Code to the maximum extent permitted. Your grant agreement will include a four-year vesting schedule under which 25 percent of your shares will vest after twelve months of employment, with the remaining shares vesting monthly thereafter, subject to your continuous service with the Company on each such vesting date. No right to any stock is earned or accrued until such time that vesting occurs, nor does this grant confer any right to continued vesting or employment. Please refer to the grant agreement which governs the specific terms and conditions of such options.

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For the purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without your consent: (1) a material reduction in your base salary or target annual bonus (unless pursuant to a proportional reduction program applicable generally to the Company’s similarly situated employees); (2) the relocation of your principal place of employment to a location that is more than fifty (50)miles from your prior work location; or (3) a material reduction in your duties or responsibilities; provided, however, that, any such resignation by you shall only be deemed for Good Reason pursuant to this definition if: (a) you give the Company written notice of your intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that you believes constitute(s) Good Reason, which notice shall describe such condition(s); (b) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (c) you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period.

Jennifer Fox

In addition, on the Start Date, you will be granted an option under the Plan to purchase 0.35% of the Company’s fully-diluted shares (2,849,400 shares) at fair market value as determined by the Board as of the date of grant (the “LTIP Option”). The LTIP Option will be subject to the terms and conditions of the Plan, will have a ten-year term, the Company’s Long-Term Incentive Plan and your grant agreement, and will be an incentive stock option for purposes of Section 422 of the Internal Revenue Code to the maximum extent permitted. Your grant agreement will include a performance-based vesting schedule under which the three tranches of the LTIP Option (20%/20%/60%) will vest based on both the passage of time (3/4/5 years) and the Company’s achievement of performance milestones based on share price and clinical/regulatory success as specified in your grant agreement, subject to your continuous service with the Company on each such vesting date. No right to any stock is earned or accrued until such time that vesting occurs, nor does this grant confer any right to continued vesting or employment. Please refer to the grant agreement which governs the specific terms and conditions of such options.

If the Company exercises its right to cancel or arrange for cancellation of the Time-Vested Option or the LTIP Option under section 9(c)(v) of the Plan, the consideration shall be no less than fair market value as substantiated by a bona fide independent third-party valuation.

In connection with your employment with the Company, you will receive and have access to Company confidential information and trade secrets. Accordingly, enclosed with this offer letter is an Employee Confidential Information and Inventions Assignment Agreement (“ECIIAA”) which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. Please review the ECIIAA, attached hereto as Exhibit A, and only sign it after careful consideration.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or introduce into Company systems any proprietary information of any former employer or any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Your employment with Company will be “at-will.” This means that you or the Company may terminate the employment relationship at any time and for any reason or no reason with or without notice Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company specifically for that purpose.

Jennifer Fox

Notwithstanding the foregoing, if at any time, the Company terminates your employment without Cause (as defined in the Plan), and other than as a result of your death or disability, or you resign for Good Reason (as defined herein), and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations below, you shall be entitled to receive the following severance benefits (collectively, the “Severance Benefits”):

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an amount equal to twelve (12) months of your then current base salary, less all applicable withholdings and deductions, paid over such twelve (12) month period, on the schedule described below (the “Salary Continuation”); and

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if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the twelve (12) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”); and

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The Company will accelerate the vesting of your time-based equity awards such that you will be deemed vested in those shares that would have vested had you remained employed for an additional 180 days following your last day of employment, and for your LTIP Option, you will receive 180 days of service credit toward the satisfaction of the time-based vesting condition for each of the three tranches.

In addition, if the Company terminates your employment without Cause (as defined in the Plan), or you resign for Good Reason (as defined in this Agreement), in either case within twelve months following a Change in Control (as defined in the Plan), then in addition to the Severance Benefits set forth above, the Company will accelerate the vesting of your equity awards such that you will be deemed fully vested in all awards as of your last day of employment (subject to the conditions set forth below).

Your receipt of the Severance Benefits is conditional upon your continuing to comply with your obligations under your Confidential Information and Inventions Assignment Agreement and your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your termination date.

Jennifer Fox

The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your termination date; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the Salary Continuation and other Severance Benefits that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the release, with the balance of the Salary Continuation and other Severance Benefits being paid as originally scheduled.

It is intended that all of the severance benefits and other payments payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

This offer is contingent upon satisfactory proof of your right to work in the United States. You agree to provide any documentation or information at the Company’s request to facilitate these processes.

To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and

Jennifer Fox

all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, the ECIIAA, or your employment, or the termination of your employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in New York, New York by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/). A hard copy of the rules will be provided to you upon request. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this provision, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS’ arbitration fees. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your ECIIAA. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This Agreement, together with your ECIIAA, forms the complete and exclusive agreement regarding the subject matter hereof. It supersedes any other agreements or promises by anyone, whether oral or written. It is entered into without reliance on any promise or representation other than those expressly contained herein. Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company’s discretion in this Agreement, must be made in a written agreement signed by you and a duly authorized officer of the Company. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and

Jennifer Fox

administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement, and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of New York.

Please sign and date this Agreement, and the enclosed Employee Confidential Information and Inventions Assignment Agreement, and return them to me by October 8, 2020, if you wish to accept employment at the Company under the terms described above. You must also sign and complete the attached general statement regarding overtime pay required by the State of New York. If you accept our offer, we would like you to start as soon as possible.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ David Hung
David Hung, MD
Founder, CEO and President

Understood and accepted:

/s/ Jennifer Fox
Jennifer Fox

October 9, 2020
Date

Exhibit A: Employee Confidential Information and Inventions Assignment Agreement

Enclosures:

New York Wage Notice Form – Nonexempt/Exempt Employees

New York City Pregnancy Notice

New York City Earned Safe and Sick Time Act – Notice of Rights

New York City Stop Sexual Harassment Act Factsheet

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT